FORM 8-K

                           SECURITIES AND EXCHANGE COMMISSION


                                 Washington, D.C. 20549





                                     CURRENT REPORT


                         Pursuant to Section 13 or 15(d) of the
                             Securities Exchange Act of 1934



   Date of Report (Date of earliest event reported): March 1, 1996




                                   ROSE'S STORES, INC.
                 (Exact name of registrant as specified in its charter)


                                        Delaware
                     (State or other jurisdiction of incorporation)


0-631                                                               56-0382475
(Commission File Number)                     (IRS Employer Identification No.)

218 S. Garnett Street
Henderson, North Carolina                                                27536
(Address of principal executive offices)                            (Zip Code)


                                     (919) 430-2600
                  (Registrant's telephone number, including area code)
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Item 5: OTHER EVENTS

     On March 1, 1996, Rose's Stores, Inc. and Fred's Inc. of Memphis Tennessee, issued the following press release:

FOR IMMEDIATE RELEASE

                         FRED'S INC. AND ROSE'S STORES, INC.
                            REACH AGREEMENT IN PRINCIPLE

Memphis, Tennessee and Henderson, North Carolina--March 1, 1996. Fred's, Inc. (NASDAQ "FRED") and Rose's Stores, Inc. (NASDAQ "RSTO") jointly announced that they had entered into an agreement in principle regarding the acquisition by merger of Rose's by Fred's. Under the terms of the agreement in principle, stockholders of Rose's would receive approximately three-tenth (.3) of a share of Fred's Class A common stock for each share of Rose's stock, subject to adjustment for certain changes in the price of Fred's common stock during a specified period preceding the mailing of definitive proxy material to stockholders. The merger would be subject to the execution of a definitive merger agreement, approval by the stockholders of Fred's and Rose's and certain other conditions.

    Fred's operates 201 stores in the southeastern United States. The Company's common stock is traded on the NASDAQ Stock Market's National Market under the symbol "FRED".

    Rose's operates 105 stores in the southeastern United States. The Company's common stock is traded on the NASDAQ Stock Market's National Market under the symbol "RSTO".

FOR:  Fred's Inc.                          FOR:   Rose's Stores, Inc.

Investor Relations and Press Contact:      Investor Relations and Press Contact:

Name:     Bruce D. Smith                   Name:     G. Templeton Blackburn, II
Company:  Fred's, Inc.                     Company:  Rose's Stores, Inc.
Phone:    (901) 365-8880                   Phone:    (919) 430-2019
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                                          SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       ROSE'S STORES, INC.



Date:  March 13, 1996           By:/s/ Jeanette R. Peters
                                   Jeanette R. Peters
                                   Senior Vice President
                                   Chief Financial Officer and
                                   Treasurer